Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222231

NUVEEN GLOBAL CITIES REIT, INC.

SUPPLEMENT NO. 10 DATED FEBRUARY 4, 2020

TO THE PROSPECTUS DATED APRIL 12, 2019

This prospectus supplement (the “Supplement”) is part of and should be read in conjunction with the prospectus of Nuveen Global Cities REIT, Inc. dated April 12, 2019 (the “Prospectus”), Supplement No. 1 dated July 10, 2019, Supplement No. 2 dated July 16, 2019, Supplement No. 3 dated August 16, 2019, Supplement No. 4 dated September 16, 2019, Supplement No. 5 dated October 17, 2019, Supplement No. 6 dated November 15, 2019, Supplement No. 7 dated December 13, 2019, Supplement No. 8 dated January 15, 2020 and Supplement No. 9 dated January 21, 2020. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to update the “Management” section of the Prospectus.

Management

The following disclosure updates the “Management” section of our Prospectus.

On January 29, 2020, our board of directors appointed Nick Evans to serve as our Co-President, Head of Asia-Pacific Investment, effective immediately. Biographical information with respect to Mr. Evans is set forth below.

Mr. Evans oversees Nuveen Real Estate’s Asia Pacific activities, including management of investment teams and raising the profile of the firm’s Asia Pacific platform. Mr. Evans is a member of the Global Real Estate Leadership team, chairs the Asia Pacific Real Estate Leadership team and is an investment committee member. Mr. Evans joined the firm in 2005 as a U.K. property investment analyst and held a number of senior investment management roles before relocating to Sydney in 2012 to open the office in Australia. Mr. Evans commenced his career in 1999 working for a U.K. investment bank based in Germany, after which he joined a global property advisory consultancy in London. Mr. Evans graduated with a B.S.c., honors degree, in Banking and Finance from Loughborough University Business School and an M.A., with distinction, in Property Investment and Law from the CASS Business School. Mr. Evans also holds an Investment Management Certificate and is a member of the Royal Institute of Chartered Surveyors.

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